梁學濂會計師事務所

PKF

Accountants & business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of Market Data Consultants, Inc. on Amendment No. 2 to Form SB-2/A of our reports dated March 15, 2006 and March 15, 2007, with respect to the Balance Sheets of Market Data Consultants, Inc. as of February 28, 2006 and November 30, 2006 respectively and the related Statements of Operations, Stockholder's (Deficit) and Cash Flows for the period from December 15, 2005 (date of incorporation) to February 28, 2006 and from December 15, 2005 (date of incorporation) to November 30, 2006 respectively.

PKF
Certified Public Accountants
Hong Kong

April 11, 2007

Tel (852) 2806 3822 | Fax (852) 2806 3712
E-mail info@pkf-hk.com | Website www.pkf-hk.com
PKF | 26/F, Citicorp Centre | 18 Whitfield Road | Causeway Bay | Hong Kong
香港銅鑼灣威非路道十八號萬國寶通中心廿六樓

梁學濂會計師事務所